EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED DECEMBER 20, 2006
PAYCHEX, INC. REPORTS RECORD SECOND QUARTER RESULTS
December 20, 2006
SECOND QUARTER FISCAL 2007 HIGHLIGHTS
•	Increase of 18% in net income to $132.7 million.

•	Diluted earnings per share was $0.35, an increase of 17%.

•	Total revenue up 14%.

•	Payroll service revenue up 9% to $332.2 million.

•	Human Resource Services revenue grew 24% to $93.0 million.

•	Increase of 31% in the Company’s regular quarterly dividend to $0.21 per share.
     ROCHESTER, NY, December 20, 2006 — Paychex, Inc. (“we,” “our,” or “us”) (NASDAQ:PAYX) today announced record net income of $132.7 million, or $0.35 diluted earnings per share, for the three months ended November 30, 2006 (the “second quarter”), an 18% increase over net income of $112.6 million, or $0.30 diluted earnings per share, for the same period last year. Total revenue was $454.9 million, a 14% increase over $399.8 million for the same period last year.
     “Fiscal 2007 continues to meet our expectations with another excellent quarter generating record financial results. We are particularly pleased with our growth in service revenue of slightly over 12%, driven by a stable economy and continued growth in our Human Resource Services revenue. Our operating income margins, excluding interest on funds held for clients and stock-based compensation costs, were again higher in the second quarter of fiscal 2007 as compared to the same period last year,” commented Jonathan J. Judge, President and Chief Executive Officer of Paychex.
     Human Resource Services revenue increased 24% to $93.0 million for the second quarter from the same period last year. The growth was generated from the following: retirement services client base increased 14% to 41,000 clients; client employees for our comprehensive human resource outsourcing services increased 31% to 328,000 client employees; and workers’ compensation insurance services client base increased 18% to 56,000 clients. Additionally, the asset value of the retirement services client employees’ funds increased 25% to $7.2 billion.
     Total expenses increased 13% to $272.6 million for the second quarter from the same period last year. Growth in total expenses was a result of increases in personnel and other costs related to retaining clients, promoting new services, and creating more efficient systems for selling and servicing through new and enhanced technology. Additionally, we incurred $5.8 million of stock-based compensation costs for the second quarter. Total expense growth would have been 11% excluding stock-based compensation costs.
     For the second quarter, our operating income was $182.3 million, an increase of 15% over the same period last year. Operating income excluding interest on funds held for clients and stock-based compensation costs increased 15% to $158.4 million and improved as a percent of service revenue to 37% from 36% for the same period last year.
     For the second quarter, interest on funds held for clients increased 43% to $29.7 million and corporate investment income increased 79% to $9.9 million, attributable to higher average interest rates and higher average investment balances, as summarized below:

	For the three months ended		For the six months ended
	November 30,		November 30,
$ in millions	2006	2005	2006	2005

Average investment balances:
Funds held for clients	$2,894.2	$2,733.9	$2,931.7	$2,738.0
Corporate investments	$1,070.8	$798.0	$1,035.9	$764.3

Average interest rates earned:
Funds held for clients	4.0%	3.0%	4.0%	2.9%
Corporate investments	3.7%	2.7%	3.7%	2.7%

YEAR-TO-DATE FISCAL 2007 HIGHLIGHTS
     The highlights for the six months ended November 30, 2006 are as follows:
•	Record net income of $267.7 million, or $0.70 diluted earnings per share.

•	Net income and diluted earnings per share increased 18% and 17%, respectively.

•	Total revenue increased 14% to $914.3 million.

•	Payroll service revenue was up 9% to $667.5 million.

•	Human Resource Services revenue increased 24% to $187.3 million.

•	Total expenses grew 13% to $545.6 million. Excluding stock-based compensation costs of $12.3 million, total expense growth would have been 11%.

•	Operating income increased 15% to $368.7 million.

•	Cash flow from operations was $278.8 million.

•	Utilization of our payroll tax administration services and employee payment services as of November 30, 2006 was 92% and 70%, respectively.
OUTLOOK
     Our current outlook for the full fiscal year ending May 31, 2007 is unchanged from the guidance provided in our Quarterly Report on Form 10-Q for the quarter ended August 31, 2006.
•	Total service revenue growth is projected to be in the range of 11% to 13%.

•	Interest on funds held for clients is expected to increase approximately 30% to 35%.

•	Total revenue growth is estimated to be in the range of 12% to 14%.

•	Corporate investment income is anticipated to increase approximately 55% to 60%.

•	Stock-based compensation costs will be primarily included in selling, general and administrative expenses, and are expected to be in the range of $25.0 million to $30.0 million.

•	Net income growth is expected to be in the range of 13% to 15%.
     Our projections are based on current economic and interest rate conditions continuing with no significant changes.
CONFERENCE CALL
     Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for December 21, 2006 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentations are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or
	Terri Allen	585-383-3406

Media Inquiries:	Laura Saxby Lynch	585-383-3074

ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, Readychex®, and check signing. Human Resource Services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 543,000 payroll clients nationwide. For more information about Paychex, Inc. and our products, visit www.paychex.com.
“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, those that are described in our filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K filed on July 21, 2006. Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of issuance of this release, or to reflect occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended			For the six months ended
	November 30,			November 30,
			%			%
	2006	2005	Change	2006	2005	Change

Revenue:
Payroll service revenue	$332,208	$303,922	9%	$667,447	$612,520	9%
Human Resource Services revenue	93,038	75,106	24%	187,342	150,923	24%

Total service revenue	425,246	379,028	12%	854,789	763,443	12%
Interest on funds held for clients (A)	29,709	20,787	43%	59,540	40,087	49%

Total revenue	454,955	399,815	14%	914,329	803,530	14%

Expenses:
Operating expenses (B)	150,870	135,350	11%	298,954	268,771	11%
Selling, general and administrative expenses (B)	121,757	105,860	15%	246,693	213,334	16%

Total expenses	272,627	241,210	13%	545,647	482,105	13%

Operating income	182,328	158,605	15%	368,682	321,425	15%

Investment income, net (A)	9,941	5,552	79%	19,357	10,411	86%

Income before income taxes	192,269	164,157	17%	388,039	331,836	17%

Income taxes	59,603	51,545	16%	120,292	104,196	15%

Net income	$132,666	$112,612	18%	$267,747	$227,640	18%

Basic earnings per share	$0.35	$0.30	17%	$0.70	$0.60	17%

Diluted earnings per share	$0.35	$0.30	17%	$0.70	$0.60	17%

Weighted-average common shares outstanding	380,747	379,268		380,571	379,046

Weighted-average common shares outstanding, assuming dilution	382,433	381,256		382,172	380,725

Cash dividends per common share	$0.21	$0.16	31%	$0.37	$0.29	28%

(A)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

(B)	Effective June 1, 2006, we adopted Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment.” In accordance with this standard, we recognized compensation costs for the fair value of stock-based awards of $5.8 million for the second quarter and $12.3 million for the six months ended November 30, 2006. These costs were reflected in the Consolidated Statements of Income with $2.2 million for the second quarter and $4.1 million for the six months ended November 30, 2006 in operating expenses, and $3.6 million for the second quarter and $8.2 million for the six months ended November 30, 2006 in selling, general and administrative expenses.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amount)

	November 30,	May 31,
	2006	2006

ASSETS
Cash and cash equivalents	$129,269	$137,423
Corporate investments (A)	389,831	440,007
Interest receivable	41,919	38,139
Accounts receivable, net of allowance for doubtful accounts	215,563	189,835
Deferred income taxes	4,049	18,314
Prepaid income taxes	11,168	7,574
Prepaid expenses and other current assets	23,989	21,398

Current assets before funds held for clients	815,788	852,690
Funds held for clients (A)	3,770,229	3,591,611

Total current assets	4,586,017	4,444,301
Long-term corporate investments (A)	543,827	384,481
Property and equipment, net of accumulated depreciation	246,638	234,664
Intangible assets, net of accumulated amortization	69,241	60,704
Goodwill	405,842	405,842
Deferred income taxes	12,257	12,783
Other long-term assets	7,417	6,527

Total assets	$5,871,239	$5,549,302

LIABILITIES
Accounts payable	$39,908	$46,668
Accrued compensation and related items	107,655	130,069
Deferred revenue	5,288	5,809
Legal reserve	19,766	15,625
Other current liabilities	39,908	34,008

Current liabilities before client fund deposits	212,525	232,179
Client fund deposits	3,772,928	3,606,193

Total current liabilities	3,985,453	3,838,372
Deferred income taxes	13,240	15,481
Other long-term liabilities	44,939	40,606

Total liabilities	4,043,632	3,894,459

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; Authorized: 600,000 shares; Issued and outstanding: 381,106 shares at November 30, 2006, and 380,303 shares at May 31, 2006, respectively	3,811	3,803
Additional paid-in capital	317,849	284,395
Retained earnings	1,507,826	1,380,971
Accumulated other comprehensive loss	(1,879)	(14,326)

Total stockholders’ equity	1,827,607	1,654,843

Total liabilities and stockholders’ equity	$5,871,239	$5,549,302

(A)	The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected net unrealized losses of $2.8 million at November 30, 2006, compared with net unrealized losses of $22.0 million at May 31, 2006. During the first six months of fiscal 2007, the net unrealized loss position ranged from $29.5 million to $2.8 million. The net unrealized loss position of our investment portfolios was approximately $5.7 million at December 15, 2006.